                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12b-25

                                     Commission File Number   001-11111
                                                            ---------------

                           NOTIFICATION OF LATE FILING


(Check One):   [  ] Form 10-K and Form 10-KSB   [  ] Form 11-K
               [  ] Form 20-F   [X] Form 10-Q and Form 10-QSB    [ ] Form N-SAR


For Period Ended:     DECEMBER 31, 1999
                  -------------------------------------------------------------

[ ] Transition Report on Form 10-K and Form 10-KSB
[ ] Transition Report on Form 10-Q and Form 10-QSB
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form N-SAR
[ ] Transition Report on Form 11-K

For Transition Period Ended: __________________________________________________

  READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.

         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: _______________________

_______________________________________________________________________________

                         PART I. REGISTRANT INFORMATION

Full name of registrant   THE TESSERACT GROUP, INC.
                         -----------------------------------------------------
Former name if applicable

-------------------------------------------------------------------------------

Address of principal executive office (STREET AND NUMBER)

  3820 E. RAY ROAD
-------------------------------------------------------------------------------

City, State and Zip Code    SCOTTSDALE, AZ 85044
                         ------------------------------------------------------

                        PART II. RULE 12b-25 (b) AND (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, 10-KSB, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, 10-QSB or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                               PART III. NARRATIVE

     State below in reasonable detail the reasons why Form 10-K, 10-KSB, 11-K, 20-F, 10-Q, 10-QSB, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

     The Company's Chief Financial Officer resigned and is not available to assist in the preparation of the 10-Q filing and the Company's new Chief Financial Officer needs additional time to review the Company's financial statements. Additionally, the Company moved its headquarters on January 31, 2000 and needs additional time to locate the information necessary to complete the 10-Q filing.

                           PART IV. OTHER INFORMATION

     (1) Name and telephone number of person to contact in regard to this notification

    Debra Johnson                    (602)             549-7935
------------------------------------------------------------------------------
      (Name)                     (Area Code)     (Telephone number)

         (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                    [X] Yes     [  ] No

         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                    [  ] Yes     [X] No

         If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                            THE TESSERACT GROUP, INC.
-------------------------------------------------------------------------------
                  (Name of registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date   FEBRUARY 9, 2000           By  /s/ John T. Golle
      ------------------              -----------------------------------------
                                      John T. Golle, Chief Executive Officer


               INSTRUCTION. The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION

     Intentional misstatements or omissions of fact constitute Federal criminal violations (SEE 18 U.S.C. 1001).